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                            ASSET PURCHASE AGREEMENT


                                      among


                            MEDE AMERICA CORPORATION

                          GENERAL COMPUTER CORPORATION

                            THE STOCKTON GROUP, INC.

                                       and

                                 JAMES S. SMITH








                          Dated as of October 20, 1997









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



                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
ARTICLE I.     TRANSFERS .......................................................  1

     SECTION 1.01      Transfer of Assets.......................................  2
     SECTION 1.02      Instruments of Conveyance and
                         Transfer...............................................  3
     SECTION 1.03      Nonassignable Contracts..................................  4
     SECTION 1.04      Non-Assumption of Certain Liabilities....................  4

ARTICLE II.    CLOSING, PURCHASE PRICE, ETC.....................................  5

     SECTION 2.01      Closing .................................................  5
     SECTION 2.02      Purchase Price...........................................  6
     SECTION 2.03      Payment to Seller on Closing Date........................  6
     SECTION 2.04      Earn-Out ................................................  6
     SECTION 2.05      Dispute Resolution.......................................  8

ARTICLE III.   REPRESENTATIONS AND WARRANTIES...................................  9

     SECTION 3.01      Representations and Warranties of Seller
                         and the Stockholder....................................  9
     SECTION 3.02      Representations and Warranties of
                         Buyer and MedE......................................... 24

ARTICLE IV.                COVENANTS   25

     SECTION 4.01      Covenants of Seller and the Stockholder.................. 25
     SECTION 4.02      Confidentiality.......................................... 27
     SECTION 4.03      Allocation of Purchase Price............................. 27
     SECTION 4.04      Preparation of Certain Financial
                         Statements............................................. 27
     SECTION 4.05      Certain Tax Matters...................................... 28
     SECTION 4.06      Insurance ............................................... 28
     SECTION 4.07      Collection of Accounts Receivable........................ 28
     SECTION 4.08      Retention of Employees................................... 29
     SECTION 4.09      Payment of Certain Liabilities........................... 29
     SECTION 4.10      Name Matters ............................................ 29
     SECTION 4.11      Brookins and Lagnese..................................... 29
     SECTION 4.12      Access to Records........................................ 30

ARTICLE V.     CONDITIONS PRECEDENT............................................. 30

     SECTION 5.01      Conditions Precedent to Obligations
                         of Buyer and MedE...................................... 30
     SECTION 5.02      Conditions Precedent to Obligations
                         of Seller and the Stockholder.......................... 32


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                                                                           Page
                                                                           ----
ARTICLE VI.    SURVIVAL OF REPRESENTATIONS;
                    INDEMNIFICATION.......................................... 34

      SECTION 6.01      Survival of Representations.......................... 34
      SECTION 6.02      Tax Indemnity........................................ 34
      SECTION 6.03      General Indemnity.................................... 35
      SECTION 6.04      Conditions of Indemnification........................ 36

ARTICLE VII.    TERMINATION ................................................. 37

      SECTION 7.01      Termination 37
      SECTION 7.02      Effect of Termination................................ 37

ARTICLE VIII.   MISCELLANEOUS................................................ 38

      SECTION 8.01      Specific Performance................................. 38
      SECTION 8.02      Bulk Transfer Laws................................... 38
      SECTION 8.03      Expenses, Etc........................................ 38
      SECTION 8.04      Execution in Counterparts............................ 38
      SECTION 8.05      Notices ............................................. 39
      SECTION 8.06      Waivers ............................................. 39

      SECTION 8.07     Amendments, Supplements, Etc.......................... 40
      SECTION 8.08     Entire Agreement...................................... 40
      SECTION 8.09     Applicable Law........................................ 40
      SECTION 8.10     Binding Effect; Benefits.............................. 40
      SECTION 8.11     Assignability......................................... 41

TESTIMONIUM ................................................................. 42




                                      (ii)

                          INDEX TO EXHIBITS AND ANNEXES

Exhibit                              Description
-------                              -----------

      A                              Form of Bill of Sale, Assignment and
                                     Assumption Agreement

      B                              Form of Non-Compete Agreement

      C                              Form of Consulting Agreement

      D                              Form of Standard Service Agreement

      E                              Form of Opinion of Parker, Poe, Adams &
                                     Bernstein

      F                              Form of Opinion of Reboul, MacMurray,
                                     Hewitt, Maynard & Kristol











                                     (iii)

                               INDEX TO SCHEDULES

Schedule                             Description

1.01(a)(i)                           Computer Equipment
1.01(a)(vi)                          Contracts to be Transferred
2.04                                 Customers of Seller
3.01(a)                              Jurisdictions
3.01(e)                              Effect of Agreements
3.01(f)                              Governmental Approvals
3.01(g)                              Financial Statements
3.01(h)                              Certain Changes or Events
3.01(i)                              Liens and Encumbrances
3.01(j)                              List of Properties, Contracts and
                                       Other Data
3.01(k)                              Litigation
3.01(m)                              Employee Benefit Plans
3.01(n)                              Intellectual Property Rights
3.01(o)                              Software
3.01(s)                              Customers
3.01(t)                              Taxes
3.01(v)                              Transactions with Affiliates
3.01(w)                              Governmental Authorizations and
                                       Regulations
3.01(x)                              Insurance
4.01(e)                              Written Service Agreements; Supplements
                                       to Service Agreements
4.03                                 Allocation of Purchase Price
4.08                                 Retained Employees



                                      (iv)

                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT, dated as of October 20, 1997, among MEDE AMERICA CORPORATION, a Delaware corporation ("MedE"), GENERAL COMPUTER CORPORATION, an Ohio corporation and a wholly-owned subsidiary of MedE ("Buyer"), THE STOCKTON GROUP, INC., a South Carolina corporation ("Seller"), and James S. Smith (the "Stockholder").

                  WHEREAS,  Seller  is  engaged  in the  business  of  providing
electronic  data  interchange  and  transaction   processing   services  to  the
healthcare industry (the "Business"); and

                  WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all the assets and properties of Seller relating to the Business (excluding certain specified assets), and to assume certain liabilities, all on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                  I. TRANSFERS

                  SECTION 1.001. Transfer of Assets. () On the terms and subject to the conditions hereinafter set forth, on the Closing Date (as hereinafter defined), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, for the consideration set forth in Section
2.03 hereof, all the then existing assets and properties (of every kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated, whether or not carried on the books of Seller) of Seller to the extent that such assets are necessary to, or attributable to, the Business, or used by Seller in connection with the Business, except those assets excluded pursuant to paragraph (b) below (said assets and properties so to be sold, conveyed, transferred, assigned and delivered being hereinafter collectively called the "Assets"), including, without limitation:

                  (i) all tangible personal property, inventory, machinery, equipment, supplies, tools, fixtures, leaseholds, computer equipment (including without limitation the computer hardware described on Schedule 1.01(a)(i) hereto), work in process, spare parts, vehicles, furniture and office furnishings, wherever situated (it being the intention hereby to assign and transfer all the tangible personal property owned or claimed by Seller);

                  (ii) all intangible personal property of whatsoever kind or character, whether evidenced in writing or not, including but not limited to all customer lists, data bases, proprietary assays, deferred charges and prepaid expenses, customer accounts, bonds, claims, and causes of action (whether fixed or contingent);

                  (iii)  the  patents,  trademarks  and trade  names  (including without limitation Seller's right, title and interest in and to the "PreScrip" trade name as contemplated by Section 4.10 hereof), trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses and franchises with respect thereto, in each case listed in clause (iv) of Schedule 3.01(j) hereto, together with all trade secrets, technology (including technology with respect to which Seller is a licensee, in any such case only insofar as permitted under the applicable license agreement), processes, inventions, designs, drawings, blueprints, specifications, patterns, royalties, privileges, permits and all other similar intangible personal property (collectively, the "Intellectual Property Rights");

                  (iv) all technical materials and guidelines, brochures, sales literature, promotional material and other selling material;

                  (v) all papers, documents, instruments, books and records, files, agreements, books of account and other records by which the Assets might be identified or enforced, or otherwise pertaining to the Assets or the Business that are located at the offices or other
         locations   used  in  connection   with  the  Assets  or  the  Business
         (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions);

                  (vi) the rights of Seller under (A) all contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments relating to the Assets or the Business and listed on Schedule 1.01(a)(vi) hereto, and (B) the Key Customer Contracts (as defined herein);

                  (vii) all computer software programs, the source and object codes for such software programs and all documentation and training manuals related thereto owned, held or licensed by Seller; and

                  (viii) all other assets and rights of every kind and nature, real or personal, tangible or intangible, that are owned or claimed by Seller and that are necessary to, or


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         attributable  to, the Business or used by Seller in connection with the
         Business (including, without limitation, all goodwill), whether or not such assets are reflected in the balance sheets and other financial statements of Seller, together with the right to represent that Buyer is the successor in interest to the Business.

Without limiting the generality of the foregoing, the Assets shall, except as set forth in paragraph (b) below, include all assets set forth or reflected on the audited balance sheet of Seller as of June 30, 1997 (the "June 30, 1997 Balance Sheet"), together with all such assets as may be acquired by Seller after said date and that would be included on a balance sheet prepared in like manner from such accounting records as of the Closing Date, except for any such assets that may be or have been disposed of after said date in the ordinary course of business on a basis consistent with past practice.

                  (b) Anything herein contained to the contrary notwithstanding, the following assets and properties of Seller are specifically excluded from the Assets and shall be retained by Seller:

                  (i)  all  cash  and  cash   equivalents  on  hand,   including
         investment securities, bank accounts, temporary cash and petty cash held by Seller as of the Closing Date;

                  (ii) all accounts receivable accrued on the books of Seller as of the Closing Date and resulting from the delivery of goods and services of the Business prior to the Closing Date;

                  (iii) all accrued but unbilled rebate commissions aris ing on or prior to the Closing Date (in the event that such commissions are paid to Buyer after the Closing Date, Buyer shall promptly remit the same to Seller); and

                  (iv) any claims or rights against third parties relating to liabilities or obligations that are not assumed by Buyer pursuant to this Agreement.

                  SECTION 1.002. Instruments of Conveyance and Transfer. Subject to Section 1.03 below, on the Closing Date, Seller shall execute and deliver to Buyer (i) a bill of sale in the form included in the Form of Bill of Sale, Assignment and Assumption Agreement annexed hereto as Exhibit A (the "Bill of Sale, Assign ment and Assumption Agreement") and (ii) such other documents of transfer that Buyer may reasonably request, transferring to Buyer the properties and assets to be acquired by Buyer under the terms of this Agreement.


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



                  SECTION 1.003. Nonassignable Contracts. Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract, agreement, license, lease, sales order, purchase order or other commitment that is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given (subject, however, to the covenant of Seller and the Stockholder in Section 4.01(d) hereof), or (ii) any contract or claim as to which all the remedies for the enforcement thereof enjoyed by Seller would not pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) above and all claims and demands on such contracts may be realized, Seller and the Stockholder will use their best efforts to obtain approval for assignment and, failing that, Seller shall, by itself or by its agents, at the request and expense and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify and as shall be permitted by law, take all action and do or cause to be done all things as shall in the opinion of Buyer be reasonably necessary or proper (x) in order that the rights and obligations of Seller under such contracts shall be preserved and (y) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to Seller in and under every such contract and claim and in respect of every such claim and demand, and Seller shall hold the same for the benefit of and shall pay the same over promptly to Buyer.

                  SECTION 1.004. Non-Assumption of Certain Liabilities. Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller of any kind or nature whatsoever, except (x) executory obligations under the operating contracts of Seller assigned to Buyer and listed on Schedule 1.01(a)(vi) hereto, (y) executory obligations under the Key Customer Contracts and (z) those employment obligations set forth in Section 4.08 hereof, in each case only to the extent expressly provided in the Bill of Sale, Assignment and Assumption Agreement (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing, it is hereby agreed that Buyer is not assuming any liability for and shall not have any obligation with respect to:

                  (i) any and all (x) accrued but unpaid current liabilities and
         (y) non-current liabilities of Seller, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), either set forth or reflected on the June 30, 1997 Balance Sheet or incurred by Seller after June 30, 1997;

                  (ii) any liabilities or obligations of Seller that arise under the terms of a contract, agreement, license, lease, sales order, purchase order, or other commitment


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         which  shall  not be  assigned  to  Buyer  pursuant  to this  Agreement
         (including, without limitation, any of the foregoing not listed on Schedule 1.01(a)(vi) hereto);

                  (iii) any liabilities or obligations of Seller that arise under the terms of a contract, agreement, license, lease, sales order, purchase order, or other commitment which shall not be assigned to Buyer pursuant to this Agreement;

                  (iv) any liabilities or obligations of Seller to the Stockholder and his affiliates (including without limitation any notes payable to the Stockholder), or to any other stockholder or purported stockholder of Seller;

                  (v) any liabilities or obligations of Seller under any Plan (as defined in Section 3.01(m) hereof, including any obligation to adopt or to sponsor such Plan of Seller except as Buyer may, in its sole discretion, elect to adopt or to sponsor);

                  (vi) any obligation of Seller arising out of any action, suit or proceeding based upon an event occurring or a claim arising (A) prior to or on the Closing Date or (B) after the Closing Date in the case of claims in respect of products or services sold or provided by Seller prior to the Closing Date or attributable to acts performed or omitted by Seller prior to the Closing Date;

                  (vii) any and all Taxes (as hereinafter defined) incurred by or imposed upon Seller, or any predecessor company thereof, for all periods prior to (and up to and including) the close of business on the Closing Date, including without limitation any Taxes incurred by or imposed upon Seller and arising out of the consummation of the transactions contemplated by this Agreement; and

                  (viii) any liability in respect of any failure of Seller to conduct the Business in compliance with any Permit (as hereinafter defined), law, regulation or order, including without limitation any Environmental Law or Common Law Environmental Principle (each as hereinafter defined), prior to the Closing Date.

                        II. CLOSING, PURCHASE PRICE, ETC.

                  SECTION 2.001. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York, 10111, on


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November 15, 1997, or on such other date as the parties may mutually agree (such date and time of closing being herein called the "Closing Date"), and for tax and accounting purposes shall be deemed effective as of the close of business on such date.

                  SECTION 2.002. Purchase Price. The aggregate purchase price for the Assets hereunder shall be () $10,400,000 in cash, payable on the Closing Date, plus () an amount (the "Earn Out Amount") up to $2,600,000, together with interest on such amount from the Closing Date to the Earn-Out Payment Date (as hereinafter defined), such amount and the rate of interest thereon to be determined in accordance with (and paid pursuant to) the provisions of Section
2.04 hereof (all such payments being collectively referred to herein as the "Purchase Price").

                  SECTION 2.003. Payment to Seller on Closing Date. On the Closing Date, Buyer shall pay to Seller $10,400,000 in cash by wire transfer of immediately available funds to the account specified by Seller.

                  SECTION  2.004.  Earn-Out.   Subject  to  the  terms  of  this
Agreement, Buyer may make an additional payment to Seller in respect of the Earn-Out Period (as hereinafter defined), on the following terms:

                  (a) For the purposes of this Agreement, the terms set forth herein have the following meanings:

                  (i)  "Customers"  means those  customers  of Seller  listed on
         Schedule 2.04 hereto.

                  (ii) "Earn-Out Period" means the twelve month period ended September 30, 1998.

                  (iii)  "Revenue"  means  the  aggregate  amount of all new and recurring revenue booked by Seller during any applicable period. Revenue shall include revenue derived from rebate transactions (accounted for on an accrual basis); provided that only the portion of such revenue actually retained by Seller (i.e., excluding any portion remitted to the Customers) shall be included in Revenue. Revenue shall be computed in accordance with generally accepted accounting principles as historically applied by Buyer with regard to its business. Revenue shall not include (i) any such revenue attributable to conversion of customers of Buyer to Seller's transaction-processing system or (ii) commission uplift revenue for current and future customers of Seller.

                  (b) The chief financial officer of Buyer shall in good faith calculate Revenue for the Earn-Out Period on or before November 30, 1998. Such computation shall be made in accordance


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with generally accepted accounting  principles as historically  applied by Buyer with regard to its business. Promptly after such determination, Buyer shall deliver to Seller a written calculation of Revenue for the Earn-Out Period. If Seller objects in writing to such calculation within ten days after receipt thereof, Buyer and Seller shall use reasonable efforts to resolve any such objections. If no objection is so delivered within such ten day period, such calculation shall be final and binding as to all parties. To the extent that Buyer and Seller resolve any such objections and agree as to the calculation of Revenue for the Earn-Out Period, Buyer and Seller shall sign a certificate to that effect and such resolution shall be deemed final and binding as to all parties for purposes of this Agreement. If Seller's objections cannot be so resolved by the parties within 30 days of the date such written objection is delivered to Buyer, any remaining disputes shall be resolved by a mutually acceptable "big six" accounting firm in accordance with Section 2.05 hereof.

                  (c) The Earn-Out Amount shall be calculated as follows:

                  (i) in the event that Revenue for the Earn-Out Period is equal to or greater than $5,000,000, then the Earn-Out Amount shall be equal to $2,600,000, together with interest (computed on the basis of a 360-day year consisting of twelve 30-day months) on such amount at (i) the annual rate of 7.25% from the Closing Date to the last day of the month in which Revenue for the Earn-Out Period exceeds $5,000,000 (the "Target Month") and (ii) at the prime rate offered by Citibank N.A. from the first day of the month after the Target Month until the Earn-Out Payment Date (as hereinafter defined); or

                  (ii) in the event that Revenue for the Earn-Out Period is less than the $5,000,000, then the Earn-Out Amount (if any) shall be equal to (A) $2,600,000 less (B) the difference between $5,000,000 and Revenue for the Earn-Out Period, together with interest at the annual rate of 7.25% on such amount from the Closing Date to the Earn-Out Payment Date.

                  (d) Within five business days of the final determination of Revenue for the Earn-Out Period pursuant to paragraph (b) above (or, if applicable, pursuant to Section 2.05 hereof), Buyer shall pay the Earn-Out Amount to Seller by wire transfer to the account specified by Seller (the date of such payment being referred to herein as the "Earn-Out Payment Date"). In the event Buyer fails to so pay the Earn-Out Amount on the Earn-Out Payment Date,
(i) the Earn-Out Amount shall accrue interest at the rate of 12% per annum until paid and (ii) Buyer shall pay any reason-


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able collection fees and expenses (including  attorneys' fees) actually incurred by Seller in causing such payment to be made.

                  (e) During the Earn-Out Period, Buyer and MedE shall take reasonable actions to devote substantially such personnel and resources to the operation of the Business as is consistent with the past practice of Seller. Notwithstanding the foregoing, Seller and the Stockholder acknowledge that during the Earn-Out Period the Business will be integrated with the business of MedE and Buyer, and that any incidental effects on customer service resulting from such integration shall not constitute a breach of the obligations of MedE and Buyer set forth in the preceding sentence. In the event that a Customer ceases to do business with Buyer and MedE as a result of (i) a breach by Buyer or MedE of its service contract with such Customer or (ii) a determination by MedE to discontinue (or alter in a significant and adverse manner) services to an individual Customer, a business segment or a group of Customers, then for purposes of determining the Earn-Out Amount the Revenue for the Earn-Out Period shall be increased by (x) the Revenue received from such Customer during the last full processing month prior to such cessation multiplied by (y) the number of months (and a pro rata fraction of any partial month) remaining in the Earn-Out Period. In the event MedE and Buyer cease to provide services to a Customer as a result of (i) a breach by such Customer of its service contract with Buyer and/or MedE or (ii) the failure or refusal of such Customer to enter into or renew (as applicable) its service contract on substantially those terms set forth in the form of Standard Service Agreement (as defined herein), such cessation shall not result in an increase in the Revenue for the Earn-Out Period as provided in the preceding sentence. In the event a Customer ceases to do business with MedE and/or Buyer for any other reason during the Earn-Out Period, Buyer and Seller shall in good faith attempt to determine the degree (if any) to which Revenue should be credited for purposes of determining the Earn-Out Amount, taking into account the standards of conduct set forth in the first two sentences of this paragraph (e). In the event that Buyer and Seller cannot make a mutually agreeable determination within 20 days, they shall submit this issue to a "big six" accounting firm for resolution pursuant to Section 2.05 hereof.

                  (f) During the Earn-Out Period, MedE will furnish to the Stockholder such monthly financial reports for the Business as MedE shall produce in the ordinary course of its business consistent with past practice. The Stockholder hereby agrees to keep any such reports confidential.

                  SECTION 2.005. Dispute Resolution. () If and to the extent any disputes concerning (i) calculation of Revenue for the Earn-Out Period or (ii) adjustments to such Revenue as a result



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

of the loss of any Customers have not been resolved by Buyer and Seller in accordance with Section 2.04(b) or Section 2.04(e), as the case may be, Buyer and Seller shall retain a mutually acceptable "big six" accounting firm, acting through one or more audit partners (who shall be agreed to by Buyer and Seller) knowledgeable in businesses comparable to that of Seller, to review and resolve any remaining differences. The resolution of such differences by such accounting firm shall be final and binding on all parties hereto. Such accounting firm shall be directed to deliver its resolution of such differences not more than 30 days after being so retained.

                  (b) The parties shall make available to each other and their respective accountants, and, if applicable, the "big six" accounting firm contemplated by paragraph (a) above, such books, records and other information as any of them may reasonably request in connection herewith. The fees and expenses of such accounting firm (if any) shall be borne equally by Buyer and Seller.

                       II. REPRESENTATIONS AND WARRANTIES

                  SECTION 3.001. Representations and Warranties of Seller and the Stockholder. Seller and the Stockholder, jointly and severally, represent and warrant to Buyer as follows:

                  (a) Organization, Power, etc. of Seller; Power of Stockholder. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of South Carolina. Seller is duly qualified or licensed to do business in each jurisdiction in which it owns or leases any real property or in which the nature of the business transacted by it makes such qualification necessary, unless the failure to be so licensed or qualified would not have a material adverse effect on the properties, assets, business, prospects, operations, or condition (financial or otherwise) of Seller (a "Material Adverse Effect"). Schedule 3.01(a) sets forth a complete list of the jurisdictions in which Seller is qualified to do business. Seller has all requisite power and authority to own, operate and lease the Assets, to carry on the Business as it is now being conducted, to execute and deliver this Agreement together with the Bill of Sale, Assignment and Assumption Agreement and a Confidentiality, Non-Solicitation and Non-Compete Agreement in substantially the form attached hereto as Exhibit B (the "Non-Compete Agreement"), and to perform its obligations hereunder and thereunder. The Stockholder has the individual power and authority, and the legal right, to execute and deliver this Agreement, the Non-Compete Agreement and a consulting agreement substantially in the form attached hereto as Exhibit C (the "Consulting Agreement," and collectively with the Bill of Sale, Assignment and Assumption

Agreement and the Non-Compete Agreement, the "Ancillary Agreements"), and to perform his obligations hereunder and thereunder.

                  (b) Subsidiaries. Seller has no direct or indirect subsidiaries, or any participating equity interest in any partnership, joint venture or other non-corporate business enterprise. As used herein, the term "subsidiary" shall mean any corporation, partnership or other business entity, a majority of whose voting capital stock (or other voting interests, as the case may be) is at the time owned by Seller and/or any subsidiaries thereof.

                  (c) Capitalization. The authorized capital stock of Seller consists of 100,000 shares of common stock, $1 par value, of which 65,000 shares are issued and outstanding. All issued and outstanding shares of capital stock of Seller are owned of record and beneficially by the Stockholder, free and clear of any lien, charge, security interest or encumbrance of any nature whatsoever. There are no outstanding options, warrants, calls or other rights to subscribe for or purchase or acquire from Seller, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire
(i) any capital stock or partnership interests, as the case may be, of Seller or
(ii) any securities convertible into or exchangeable for any capital stock of Seller.

                  (d) Authorization of Agreements;  Validity.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by Seller and the Stockholder and constitutes the legal, valid and binding obligation of Seller and the Stockholder, enforceable against each of them in accordance with its terms. Each of the Ancillary Agreements, when duly executed and delivered by Seller and/or the Stockholder, as applicable, will constitute the legal, valid and binding obligation of Seller and/or the Stockholder, as applicable, enforceable against each of them in accordance with its terms.

                  (e) Effect of Agreements. Except as set forth on Schedule 3.01(e) hereto, the execution and delivery by Seller and the Stockholder of this Agreement and the Ancillary Agreements to which each is a party and the performance by Seller and the Stockholder of their respective obligations hereunder and thereunder will not (x) violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or By-laws of Seller, or any judgment, award, decree, indenture, agreement, Permit or other instrument to which Seller or the Stockholder is a party, or by which Seller, the Stockholder, the Business or any of the Assets are bound or affected; (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, Permit or other instrument; or (z) result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Assets.

                  (f) Governmental Approvals. Except as set forth on Schedule 3.01(f) hereto, no approval, authorization, consent, order or action of or filing with any court, administrative agency or other governmental authority (i) is required for the execution and delivery by Seller and the Stockholder of this Agreement and the Ancillary Agreements to which they are party or the consummation by Seller and the Stockholder of the transactions contemplated hereby or thereby or (ii) is necessary in order that the Business may be conducted immediately following the Closing Date substantially in the same manner as theretofore conducted.

                  (g) Financial Statements.

                  (i) Prior to the Closing Date, Seller will furnish to Buyer the June 30, 1997 Balance Sheet and the related audited statements of operations, stockholders equity and cash flows for the year then ended, (the "Financial Statements"), audited by Deloitte & Touche LLP, the independent accountants retained by Seller. The Financial Statements (including any related schedules and/or notes) are complete and correct in all material respects and have been prepared in accordance with GAAP. The June 30, 1997 Balance Sheet fairly presents the financial condition of the Business as of such date, and such statements of operations, stockholders equity and cash flows fairly present the results of operations of the Business for the twelve months then ended.

                  (ii)  Except  (x) as  expressly  set  forth  in the  Financial
         Statements, (y) as set forth in Schedule 3.01(g) hereto or (z) as incurred after June 30, 1997 in the ordinary course of business consistent with past practice, Seller does not have any material liabilities or obligations of any kind or nature, whether known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due.

                  (iii) The June 30, 1997 Balance Sheet correctly lists and/or reflects, in accordance with GAAP, substantially all of the Assets to be transferred to Buyer, other than goodwill and other intangible assets resulting from the transactions contemplated hereby.

                  (h) Absence of Certain Changes or Events. Since June 30, 1997, except as otherwise set forth on Schedule 3.01(h) hereto and except for the transactions contemplated hereby, Seller has not:

                  (i) incurred any obligation or liability (whether fixed, absolute, accrued, contingent, known or unknown, or otherwise, of any kind or nature whatsoever), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice and except in connection with this Agreement and the transactions contemplated hereby;

                  (ii) discharged or satisfied any material lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent) of any kind or nature whatsoever, other than in the ordinary course of business and consistent with past practice;

                  (iii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of the Assets (other than mechanic's, materialman's and similar statutory liens arising as a matter of law and purchase money security interests arising in the ordinary course of business between the date of delivery and payment);

                  (iv) transferred, leased or otherwise disposed of any of the Assets except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties to be used by or in connection with the Business;

                  (v) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeemed or otherwise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or given any person any right to acquire any of its capital stock, or agreed to take any such action;

                  (vi) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, corporation or other entity;

                  (vii) canceled or compromised any debt or claim related to the Business, except in the ordinary course of business and consistent with past practice;

                  (viii) waived or released any rights of material value related to the Business, except in any case for a fair consideration in the ordinary course of business and consistent with past practice;

                  (ix)  transferred or granted any rights under any concessions, leases, licenses, sublicenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how related to the Business, except in the ordinary course of business and consistent with past practice;

                  (x) made or granted any wage, salary or benefit increase or paid any bonus applicable to any group or classification of employees generally, entered into or amended the terms of any employment contract with, or made any loan to, or granted any severance benefits to or entered into or amended the terms of any material transaction of any other nature with, any officer or employee engaged in the operations of the Business;

                  (xi) entered into any transaction, contract or commitment, except (A) contracts listed on Schedule 3.01(j) here to, (B) this Agreement and the transactions contemplated hereby and (C) as involve payments of less than $25,000;

                  (xii) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) or received any claim or claims in respect of the Business in excess of insurable limits, or canceled any insurance coverage, in whole or in part, under any policy the coverage limits of which exceed $25,000;

                  (xiii) suffered any material adverse change in any of its operations or in its financial condition or in its assets, properties, business or prospects;

                  (xiv) surrendered, had revoked or otherwise terminated or had terminated any material license, Permit or other approval, authorization or consent from any court, administrative agency or other governmental authority; or

                  (xv) entered into any agreement or commitment to take any action described in this Section 3.01(h).

                  (i) Title to Properties, Absence of Liens and Encumbrances. Except as set forth in Schedule 3.01(i) hereto, Seller has good and marketable title to all the Assets, free and clear of all liens, charges, pledges, security interests or other encumbrances of any nature whatsoever. Except as set forth on Schedule 3.01(i) hereto, all leases of real and personal property of Seller to be assigned to Buyer hereunder are valid and binding in accordance with their respective terms, and there is not under any such lease any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, nor would consummation of the transactions contemplated hereby result in a default or any such condition, event or act.

                  (j) List of Properties, Contracts and Other Data. Annexed hereto as Schedule 3.01(j) is a list setting forth with respect to the Business, as of the dates specified on such Schedule, the following:

                  (i)  all real properties owned in fee simple by Seller;

                  (ii) all tangible assets owned by Seller with original book value in excess of $10,000;

                  (iii) all leases of real or personal property involving payments in excess of $10,000 per annum to which Seller is a party, either as lessee or lessor;

                  (iv) (A) all patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations which are unexpired as of the date hereof, all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by Seller, and (B) all licenses and sublicenses granted by or to Seller and all other agreements to which Seller is a party which relate, in whole or in part, to any items of the categories mentioned in (A) above or to other Intellectual Property Rights used by Seller in connection with the Business, whether owned by Seller or any affiliate thereof;

                  (v) all employment and consulting agreements, executive compensation plans, collective bargaining agreements, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of Seller engaged in the Business, whether oral or written;

                  (vi) all contracts in respect of customer accounts that either
         (A) generated in excess of $10,000 in Revenue during the twelve months ended December 31, 1996 or (B) Seller reasonably expects will generate in excess of $10,000 in Revenue during the twelve months ended December 31, 1997 (collectively, the "Key Customer Contracts");

                  (vii) all other contracts, understandings and commitments (including, without limitation, powers of attorney, mortgages, indentures and loan agreements or obligations for borrowed money including, without limitation, guarantees), whether oral or written, to which Seller is a party or to which Seller or any of the Assets are subject and which are not specifically referred to above, and which (A) is a contract or group of related contracts which involve payments exceeding $25,000 per annum in amount, (B) is a sales contract of an open-ended or blanket nature or provides for prepaid commissions or rebates, (C) contains penalty provisions for late delivery or completion, (E) cannot be performed in the normal course within 365 days after the Closing Date or canceled within such period by Seller or its assignees without breach or penalty, or (F) contains a prohibition on the assignment thereof or any limitation on the ability of Seller to assign the same;

                  (viii) the names and current annual compensation rates of all employees of Seller engaged in the Business earning in excess of $30,000 per annum; and

                  (ix) all agreements with third party payors.

True and complete copies of all documents and complete descriptions of all oral understandings (if any) referred to in Schedule 3.01(j) hereto have been provided or made available to Buyer and its counsel. Except as disclosed in said Schedule, there is no claim that any contract referred to in said Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, and there does not exist under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default.

                  (k) Litigation. Except as otherwise set forth on Schedule 3.01(k) hereto, there are no actions, suits or proceedings involving claims by or against Seller pending or, to the best knowledge of Seller, threatened against Seller or relating to any of the operations of the Business, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, nor, to the best of Seller's knowledge, is there any basis for any such claim. Except as set forth in Schedule 3.01(k) hereto, there are no orders, judgments or decrees of any court or governmental agency with respect to which Seller has been named or is a party.

                  (l) Collective Bargaining Agreements, Labor Controversies, etc. Seller is not a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to any employees engaged in the operations of the Business. No employees of Seller are represented by any labor organization. No labor organization or group of employees of Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving Seller pending or, to the knowledge of Seller, threatened by any labor organization or group of employees of Seller. There are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or
(B) material grievances or other material labor disputes pending or, to the knowledge of Seller, threatened against or involving Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Seller, threatened against or involving Seller or any group of employees of Seller. Hours worked by and payments made to employees of Seller have not been in violation of the federal Fair Labor Standards Act or any other law dealing with such matters.

                  (m) Employee Benefit Plans.

                  (i) Schedule 3.01(m) hereto lists each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Seller or to which Seller contributes or is required to contribute or in which any employee of Seller participates (a "Plan"). No Plan is a defined benefit plan as defined in Section 3(35) of ERISA. Seller has complied and currently is in compliance, both as to form and operation, with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), respectively, with respect to each Plan.

                  (ii) Each of the  Plans  that is  intended  to  qualify  under
         Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code, and Seller has received favorable and unrevoked determination letters from the Internal Revenue Service to that effect.

                  (iii) Seller has not maintained, contributed to or been required to contribute to, nor do any of its employees participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from Seller on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

         In addition, no withdrawal liability would result if there were a partial or complete withdrawal from any multiemployer plan as of the Closing Date.

                  (iv) Notwithstanding anything else set forth herein, Seller has not incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

                  (v) No Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limitation death, health or medical benefits (whether or not insured), with respect to current or former employees of Seller beyond their retirement or other termination of service with Seller (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of Seller, or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

                  (vi) The consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of Seller to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (vii) Seller has provided to Buyer true and complete copies of the following: (A) each of the Plans; (B) summary plan descriptions of each of the Plans; (C) each trust agreement, insurance policy or other instrument relating to the funding of each of the Plans; (D) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to each of the Plans; (E) the most recent audited financial statement for each of the Plans; (F) the most recent actuarial report of each of the Plans; (G) each policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Plans, and (H) the most recent determination letter issued by the Internal Revenue Service with respect to each of the Plans that is intended to qualify under Section 401(a) of the Code.

                  (n) Intellectual Property Rights. The Intellectual Property Rights listed in clause (iv) of Schedule 3.01(j) hereto, constitute all such proprietary rights that are necessary to the conduct of the Business as of the date hereof. Seller owns or has valid rights to use all such Intellectual Property Rights without conflict with the rights of others. Except as set forth on Schedule 3.01(n) hereto, no person has made or, to the best knowledge of Seller, threatened to make, any claims that the operations of the Business are in violation of or infringe upon any intellectual property rights or any other proprietary or trade rights of any third party, nor, to the best of Seller's knowledge, is there any basis for any such claim. None of the Intellectual Property Rights is the subject of any outstanding order, ruling, decree, judgment or stipulation. Seller has taken and is taking reasonable precautions to protect any material trade secrets and other confidential information included in the Intellectual Property Rights.

                  (o) Software.

                  (i) The operating and applications computer software programs and databases used by Seller in the conduct of the Business (other than "off-the-shelf" programs and databases that are generally commercially available at a per unit cost of less than $500) (collectively, the "Software") are listed on Schedule 3.01(o) hereto. Except as set forth on Schedule 3.01(o), Seller owns outright or holds valid licenses to all copies of the Software used by it in the Business. None of the Software used by Seller, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and, to the best knowledge of Seller, no claim with respect to any such infringement or violation is threatened, nor does any person have any basis for such a claim. Seller has taken all steps necessary to protect its right, title and interest in and to the Software owned by Seller.

             (ii) Seller possesses or has access to the original and all copies of all Software (including, without limitation, all source code) and all documentation relating thereto owned or used by Seller. Upon consummation of the transactions contemplated by this Agreement, Buyer will (A) own all the Software owned by Seller immediately prior to the Closing, free and clear of all claims, liens, encumbrances, obligations and liabilities and, (B) with respect to all Software licensed or leased to Seller, have valid rights to use such Software on substantially the same terms as presently apply to Seller.

            (iii) Any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship included in the Software that were created by employees of Seller were made in the regular course of such employees' employment with Seller using Seller's facilities and resources, and as such constitute "works made for hire".

                  (p) Use of Real Property. The owned and leased real property listed on Schedule 3.01(h) hereto are used and operated in material compliance and conformity with all applicable leases, contracts, commitments, licenses, zoning ordinances, codes and Permits.

                  (q) Condition of Assets. As of the Closing Date, all tangible personal property, fixtures, machinery and equipment comprising the Assets will
(i) be in a good state of repair (ordinary wear and tear excepted) and operating condition and will be suitable for the purposes for which they are being used and (ii) substantially conform with all ordinances, codes, regulations and requirements applicable to them.

                  (r) Compliance With Law. The conduct of the Business by Seller does not violate in any material respect any federal, state or local laws, statutes, ordinances, regulations, decrees, orders, Permits or other similar rules presently in force (including, without limitation, any of the foregoing relating to the federal Medicare program, any federal and/or state Medicaid programs or ERISA). Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                  (s) Third-Party Payor and Customer Contracts. Except as otherwise set forth on Schedule 3.01(s) hereto, since June 30, 1997, Seller has not lost or been notified that (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise) it will lose or suffer diminution in its relationships with any third-party payor(s), formulary plans or other customer(s), other than normal attrition at historically consistent levels.

                  (t) Taxes.

                  (i) Except as set forth on Schedule 3.01(t) hereto, Seller has duly and timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined). All Returns (including all informational Returns) were correct as filed and correctly reflect the facts regarding the income, business, assets, operations, activities and status of Seller as well as any Taxes required to be paid or collected by Seller. Seller has timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to above.

         Seller has established, consistent with past practice, an adequate reserve on the June 30, 1997 Balance Sheet for the payment of all Taxes with respect to Seller not yet due for any taxable period or portion thereof ending on or prior to the Closing Date (or otherwise relating or attributable to the results of operations of Seller on or prior to the Closing Date). Seller has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and has timely withheld from employee wages and paid over to the proper governmental authorities when due all amounts required to be so withheld and paid over (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes, state and local income and wage taxes, payroll taxes, workers' compensation and unemployment compensation taxes).

                  (ii) Except as set forth in Schedule 3.01(t) hereto, (A) Seller is not delinquent in the payment of any Taxes and has not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (B) there is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to Seller in respect of any Taxes; and (C) there are no requests for rulings or determinations in respect of any Taxes pending between Seller and any taxing authority, and no such rulings or determinations have been received by Seller.

                  (iii) Seller has not executed or entered into (and, prior to the Closing, Seller will not execute or enter into) with the Internal Revenue Service or any other taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Seller would be liable or (B) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of Seller.

                  (iv) Except as set forth on Schedule 3.01(t) hereto, Seller has never (A) been a member of a consolidated, combined or unitary group for federal, state, local or foreign Tax law purposes, (B) been a party to any Tax-sharing or allocation agreement or (C) filed any election or caused any deemed election under Section 338 of the Code.

                  (v) Seller is not a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "ex-cess parachute payment" within the meaning of Section 280G of the Code.

                  (vi) No agreement or consent pursuant to Section 341(f) of the Code has ever been made with respect to Seller or any assets or properties of Seller (or any predecessor corporation of Seller). Further, Seller shall not make any agreement or consent pursuant to said Section 341(f) in respect of the transactions contemplated by this Agreement.

                  (vii) Seller has been, for all Tax periods beginning on or after its inception, and ending on or before the Closing Date, a validly electing subchapter S corporation within the meaning of Section 1361 of the Code and the corresponding provisions (if any) of state and local income tax laws in all jurisdictions in which it is required to report its business operations. Schedule 3.01(t) hereto lists all the states and localities with respect to which Seller is or was required to file any Returns and sets forth whether Seller is or was treated as the equivalent of an S corporation by or with respect to each such state and/or locality.

                  (viii)   Except  as  set  forth  in  Schedule   3.01(t),   the
         Stockholder has paid all Taxes relating to his ownership interest in Seller and required to be paid by him on or prior to June 30, 1997.

                  (ix) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") means (A) any net income, gross income, gross receipts, franchise, profits, license, sales, use, ad valorem, value added, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, customs duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such Taxes (domestic or foreign); (B) any liability of Seller for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Seller for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period prior to the Closing Date; and (C) any liability of Seller with respect to the payment of any amounts described in (A) as a result of any express or implied obligation to indemnify any other person.

         (u) Environmental Matters.

                  (i) Neither the business or operations of Seller nor, to the knowledge of Seller and the Stockholder, the real property used by Seller in the Business (the "Real Property") violates any applicable Environmental Law in any material respect.

                  (ii) Seller has not disposed of, stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials in violation of any Environmental Law on or at the Real Property.

                  (iii) Seller is not the subject of any government or private litigation or proceedings involving a demand for damages or other potential liability pursuant to any Environmental Laws or Common Law Environmental Principles (as defined below).

                  (ii) For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "Common Law Environmental Principles" means any principles of common law under which a person or entity may be held liable for the release or discharge of any pollutants, contaminants or hazardous or toxic wastes, substances or materials into the environment.

                  "Environmental Law" shall mean any law, statute, regulation, rule, order, consent decree, settlement agreement or governmental requirement of any governmental authority, as in effect on the date of this Agreement, which relates to or otherwise imposes liability or standards of conduct concerning discharges or releases of any pollutants, contaminants or hazardous or toxic wastes, substances or materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials.

                  (v)  Transactions  with  Affiliates.  Except  as set  forth on
Schedule 3.01(v) hereto, no partner, director or officer of Seller or any member of such individual's immediate family, owns, directly or indirectly, or has an ownership interest in (i) any business, (corporate or otherwise) which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with Seller, or (ii) any business (corporate or other) which conducts the same business, or a business similar to, that which is conducted by Seller.

                  (w) Governmental Authorizations and Regulations.

                  (i) Seller has all governmental licenses, franchises, permits, consents, certificates, approvals and all registrations and filings with any governmental body with respect thereto (collectively, "Permits"), required under applicable law for the conduct of the Business as currently conducted, other than any of the foregoing the failure of which to have would not have, in the aggregate, a Material Adverse Effect. Seller has made all required registrations and filings with all governmental bodies that are required to be obtained in connection with the operations of the Business. All such Permits are listed on Schedule 3.01(w) hereto. Such Permits have been validly issued by the appropriate governmental bodies and are in full force and effect. No material default or violation, or event that with the lapse of time or the giving of notice or both would become a material default or violation, has occurred in the due observance of such Permit.

                  (ii) The Business is being conducted in material compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities relating to Seller's Assets or applicable to the Business, including without limitation the terms of all Permits. Seller has not received any notice of any alleged violation of any of the foregoing.

                  (iii) Neither Seller nor any of its properties, operations or businesses is subject to any court or administrative order, judgment, injunction or decree. To the best knowledge of Seller, no action has been taken or recommended by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any Permit.

                  (x) Insurance. All policies of fire, liability, workers' compensation, and other forms of insurance providing insurance coverage to or for Seller are listed in Schedule 3.01(x) hereto. All premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect and provide insurance, including without limitation liability insurance, in such amounts and against such risks as is customary for companies engaged in similar businesses to Seller.

                  (y) Broker's or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer, without the intervention of any persons on behalf of Seller in such a manner to give rise to any claim by any person against Buyer for a finder's fee, brokerage commission or similar payment.

                  SECTION 3.002. Representations and Warranties of Buyer and MedE. Buyer and MedE jointly and severally represent and warrant to Seller as follows:

                  (a) Organization, Corporate Power, Etc. Each of Buyer and MedE is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and the State of Delaware, respectively. Each of Buyer and MedE has all requisite corporate power and authority to acquire, own, lease and operate its properties and to execute and deliver this Agreement and the Ancillary Agreements applicable to such party, and to perform its obligations hereunder and thereunder.

                  (b) Authorization of Agreements; Validity. The execution and delivery by Buyer and MedE of this Agreement and the Ancillary Agreements, and the consummation by Buyer and MedE of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by Buyer and MedE and constitutes the legal, valid and binding obligation of Buyer and MedE, enforceable in accordance with its terms. Each Ancillary Agreement, when duly executed and delivered by Buyer and MedE (if a party thereto), will constitute the legal, valid and binding obligation of Buyer and MedE, enforceable in accordance with its terms.

                  (c) Effect of Agreements. The execution and delivery by Buyer and MedE of this Agreement and the Ancillary Agreements to which each is a party and the performance by Buyer and MedE of their respective obligations hereunder and thereunder will not (x) violate any provision of law, any order of any court or other agency of government, the charter or By-laws of Buyer or MedE, or any judgment, award, decree, indenture, agreement, Permit or other instrument to which Buyer or MedE is a party, or by which Buyer or MedE is bound or affected or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, Permit or other instrument.

                  (d) Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer and MedE, as the case may be, threatened against or affecting Buyer or MedE or any of their respective properties or rights before any court or by or before any governmental body or arbitration board or tribunal, the outcome of which, if adversely decided, would prevent the consummation of the transactions contemplated hereby.

                  (e) Governmental Approvals. No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Buyer or MedE of this Agreement and the Ancillary Agreements to which each is a party or the consummation by Buyer or MedE of the transactions contemplated hereby or thereby.

                  (f) Broker's or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer and MedE directly with Seller without the intervention of any persons on behalf of Buyer or MedE in such a manner to give rise to any claim by any person against Seller for a finder's fee, brokerage commission or similar payment.

                                  IV. COVENANTS

                  SECTION 4.001. Covenants of Seller and the Stockholder.

                  (a) Seller and the Stockholder jointly and severally agree that, at all times between the date hereof and the Closing Date, unless Buyer and Seller shall otherwise agree in writing, Seller shall (and the Stockholder shall cause Seller to):

                  (i) operate the Business only in the usual, regular and ordinary manner and, to the extent consistent with such operations, (A) use its best efforts to preserve the current business organization of the Business and Seller's present relationships with customers of, and all other persons having business dealings with, the Business, and (B) use reasonable efforts to keep available the services of those officers and employees currently engaged in the operations of the Business;

                  (ii) maintain all its Assets in good repair, order and condition, reasonable wear and tear excepted;

                  (iii) maintain its books of account and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and use its best efforts to comply with all laws applicable to it and to the conduct of the Business and perform all its material obligations without default;

                  (iv) not change the character of the Business in any material manner;

                  (v) not, with respect to the Business take any action or undertake any commitment or obligation of the types described in clauses (i) through (xi) and (xiv) of Section 3.01(h) hereof; and

                  (vi) not, except in the ordinary course and consistent with past practice or as otherwise contemplated by this Section 4.01, amend or modify in any way adverse to the interests of Seller any contract listed on Schedule 1.01 hereto.

                  (b) Between the date of this Agreement and the Closing Date, Seller will afford the representatives of Buyer reasonable access during normal business hours to the offices, facilities, books and records of Seller and the opportunity to discuss the affairs of Seller with officers and employees of Seller familiar therewith.

                  (c) Between the date of this Agreement and the Closing Date, Seller shall not, except as required by GAAP, (i) utilize accounting principles different from those used in the preparation of the Financial Statements, (ii) change in any manner its method of maintaining its books of account and records from such methods as in effect on June 30, 1997, or (iii) accelerate booking of revenues or the deferral of expenses, other than as shall be consistent with past practice and in the ordinary course of business.

                  (d) Between the date hereof and the Closing Date, Seller shall, with Buyer's assistance and cooperation but at the expense of Seller, promptly apply for or otherwise seek and use reasonable efforts (it being understood, for purposes of paragraphs (d) and (e) hereof, that "reasonable efforts" shall not include either (i) incurring any material cash expenditures or (ii) payment of any material sums) to obtain all authorizations, consents, waivers and approvals as may be required in connection with the assignment of the contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments and all Permits of which Seller is the beneficiary to be assigned to Buyer pursuant to Section 1.01(a) hereto (including without limitation (A) any Key Customer Contracts for which such consent is required and
(B) those contracts scheduled in response to Section 3.01(j)(vii)(F) hereof).

                  (e) Between the date hereof and the Closing Date, Seller shall, with Buyer's assistance and cooperation but at the expense of Seller, use reasonable efforts (i) to enter into written service agreements substantially in the form attached as Exhibit D hereto ("Standard Service Agreements") with respect to the Key Customer Contracts listed on Part I of Schedule 4.01(e) hereto, and (ii) to enter into supplements to the Key Customer Contracts listed on Part II of Schedule 4.01(e) hereto. The terms of such supplements shall be satisfactory to Buyer.

                  (f) Between the date of this Agreement and the Closing Date, Seller will not enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations, warranties or covenants of Seller contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event.

                  SECTION 4.002. Confidentiality. The contents of this Agreement shall be kept confidential among the parties, except that each party may reveal and discuss the contents with its respective professional advisors, including attorneys and accountants. The parties may mutually agree in writing as to the revealing of the subject transaction to current employees and to the public. In so doing, the parties shall agree to the timing and content of the release of such information.

                  SECTION 4.003. Allocation of Purchase Price. Each of the parties hereto agrees to allocate the Purchase Price (and any liabilities assumed by Buyer from Seller) among the Assets in the manner specified in
Schedule 4.03 hereto. Each of the parties hereto shall respect such allocation for all financial accounting and Tax purposes and shall file all Returns and other documents with all taxing authorities on a basis consistent therewith. Buyer and Seller shall timely complete and file a Form 8594 Asset Acquisition Statement of Allocation consistent with such allocation, and shall provide a certified copy of such form to Buyer or Seller, as the case may be, and, if applicable, shall file a certified copy of such form with its federal income Tax Return for the period that includes the Closing Date.

                  SECTION 4.004. Preparation of Certain Financial Statements. After the date hereof, Seller and the Stockholder shall provide MedE and Buyer and their independent auditors with all reasonable assistance required to prepare audited financial statements for the Business for and as of (x) the period from July 1, 1997 through the Closing Date and (y) each of the twelve-month periods ended December 31, 1996, December 31, 1995, and December 31, 1994. Seller and the Stockholder confirm and agree that such assistance shall include, without limitation, (i) providing MedE, Buyer and their representatives with all necessary financial information and data relating to the Business for such periods, (ii) making available all employees of Seller or any of its affiliates deemed necessary by MedE and Buyer to assist in the preparation of such financial statements, and (iii) delivering to MedE's independent auditors a management representation letter for such periods in a form reasonably acceptable to such auditors.

                  Section 4.005. Certain Tax Matters. () All stamp, transfer, sales or use Taxes imposed upon or incurred by any of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer. Seller and Buyer shall jointly prepare and file all necessary Returns and other documents with respect to all such stamp, transfer, sales or use taxes and each party shall bear its own expenses in connection therewith. If required by applicable law, any other party hereto shall join in the execution and filing of any such Returns or other documents.

                  (b) For all federal, state, local and foreign income and franchise Tax purposes, each of the parties hereto agrees to treat the acquisition of the Assets by Buyer, pursuant to the terms and conditions of this Agreement, as a fully taxable sale of the assets of Seller to Buyer solely in exchange for cash (and the liabilities assumed by Buyer from Seller).

                  (c) Seller shall be responsible for and shall pay (i) any and all Taxes with respect to Seller, the Business or the Assets relating to any Tax period or portion thereof ending on or before the Closing Date and (ii) any and all Taxes incurred by or imposed upon Seller (other than any Taxes described in paragraph (a) above) as a result of the consummation of any of the transactions contemplated by this Agreement. The Stockholder shall be responsible for and shall pay all Taxes relating to his ownership interest in Seller and attributable to any period (or portion thereof) ending on or prior to the Closing Date.

                  SECTION 4.006. Insurance. Between the date of this Agreement and the Closing Date, Seller shall maintain in full force and effect all insurance policies listed on Schedule 3.01(x) hereto.

                  SECTION 4.007. Collection of Accounts Receivable. (a) For a period of twelve months after the Closing Date, Buyer will use reasonable efforts to collect for the benefit of Seller, and with the risk of non-collection continuing to be the risk of Seller, the accounts receivable of Seller as of the Closing Date (such receivables being hereinafter referred to as the "Collection Receivables"). Buyer shall deposit in Seller's account, when and as received (together with appropriate statements of collection), all monies, drafts, checks and other instruments of payment received by it as payments on the Collection Receivables, provided that payments applying to both Collection Receivables and receivables of Buyer shall be deposited in Buyer's account and funds in the amount attributable to the Collection Receivables shall be promptly remitted to Seller. Buyer shall apply all collections from account debtors owing Collection Receivables to the payment in full of undisputed and matured Collection Receivables in priority to any accounts receivable from such account debtors with respect to services rendered, goods sold or work done on or after the Closing Date; provided, however, that in the event that any such collection is received from such an account debtor as to whom transaction processing services are discontinued, such collection shall be allocated between Seller and Buyer pro rata on the basis of the ratio of (A) Collection Receivables payable by such account debtor to (B) receivables payable by such account debtor that accrue after the Closing Date.

                  SECTION 4.008. Retention of Employees. Effective as of the Closing Date, except for the employees of the Business listed in Schedule 4.08 hereto, Buyer will offer to continue the employment of all employees of Seller at salaries equal to those now paid by Seller, and on such other terms as MedE and Buyer make available to their employees generally. It is understood and agreed that nothing in this Agreement shall be deemed to create any employment status other than employment at will or require Buyer to continue for the benefit of any employee any Plan or other benefits program or arrangement maintained by Seller prior to the Closing Date.

                  SECTION 4.009. Payment of Certain Liabilities. () Seller shall, on a timely basis and in a manner consistent with past practice, pay all liabilities of Seller not assumed by Buyer.

                  (b) Prior to the Closing Date, Buyer shall pay to Seller $130,000, to be used to repay purchase money indebtedness on the computer equipment described on Schedule 1.01(a)(i) hereto. Seller shall promptly use such sum to repay such indebtedness, and shall at the Closing deliver such computer equipment free and clear of any liens, charges, pledges, security interests or other encumbrances of any nature whatsoever.

                  SECTION 4.10. Name Matters. (a) Prior to the Closing Date, Seller shall procure from Dan Bowden and PreScrip Services, Inc., all of their respective right, title and interest in and to the name "PreScrip" and the service mark associated therewith, and the same shall be among the Assets conveyed to Buyer pursuant to Section 1.01 hereof.

                  (b) Within 30 days of the Closing Date, Seller shall change its name to a name that does not include the word "Stockton" or any variation thereon.

                  SECTION 4.11. Brookins and Lagnese. (a) Seller shall pay to Gerald Brookins ("Brookins") and to Christopher Lagnese ("Lagnese") amounts equal to 25% and 10%, respectively, of the Purchase Price, when and as the Purchase Price is received by Seller.

                  (b) Prior to the Closing Date, Seller and the Stockholder shall use their reasonable efforts to procure from each of Brookins and Lagnese a release whereby each waives any claim to any interest in the equity or the assets of Seller (or any other ownership interest in or relating to Seller). Such releases shall be reasonably satisfactory in form and substance to Buyer.

                  SECTION 4.12 Access to Records. Following the Closing Date, Buyer and MedE shall grant the Stockholder, Brookins and Lagnese reasonable access to the books and records of the Company and the Business for the purposes of maintaining personal financial records and paying taxes, and for other similar purposes; provided that any such person requesting access to such information shall (i) provide reasonable notice of any such request, (ii) conduct any investigation or review of such information so as to minimize any disruption to the operations of MedE and Buyer and (iii) keep such information confidential.

                             V. CONDITIONS PRECEDENT

                  SECTION 5.001. Conditions Precedent to Obligations of Buyer and MedE. The obligations of Buyer and MedE under this Agreement are subject, at the option of Buyer and MedE, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Seller and the Stockholder contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and Seller and the Stockholder shall have delivered to Buyer a certificate to that effect.

                  (b) Compliance with Covenants. Seller and the Stockholder shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller and the Stockholder shall have delivered to Buyer a certificate to that effect.

                  (c) Opinion of Counsel to Seller. Buyer shall have received an acceptable opinion of Parker, Poe, Adams & Bernstein L.L.P., counsel for Seller, dated the Closing Date, providing for opinions substantially in the form attached hereto as Exhibit E.

                  (d) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consumma-tion of the transactions contemplated hereby or which would, if adversely decided, have a Material Adverse Effect.

                  (e) Consents; Assignment of Contracts. Seller shall have obtained all the authorizations, consents, waivers and approvals required in connection with the transfer or assignment of each of (i) the Key Customer Contracts for which any such approval is required and (ii) those Permits, contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments scheduled pursuant to Section 3.01(j)(vii)(F) hereof.

                  (f) Written Service Agreements; Supplements to Service Agreements. Seller shall have entered into Standard Service Agreements in respect of the Key Customer Contracts listed on Part I of Schedule 4.01(e) hereto, and shall have entered into supplements to those Key Customer Contracts listed on Part II of Schedule 4.01(e) hereto. The terms of such supplements shall be reasonably satisfactory to Buyer and its counsel.

                  (g) Audited Financial Statements. Seller shall have delivered to MedE and Buyer (x) audited financial statements for the Business for and as of the twelve-month period ended June 30, 1997, and (y) financial statements for the Business for and as of each of the twelve-month periods ended December 31, 1996, December 31, 1995, and December 31, 1994, unaudited but reviewed by the independent accountants retained by Seller.

                  (h) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by each party thereto, and said Agreements shall be in full force and effect as of the Closing Date.

                  (i) Employment Arrangements. Each of Brookins and Lagnese shall have executed and delivered to MedE an Employment Agreement and a Non-Compete Agreement. The terms of such agreements shall be satisfactory to MedE and Brookins or Lagnese, as the case may be.

                  (j) Supporting Documents. Buyer and MedE shall have received copies of the following supporting documents:

                  (i) (A) a copy of the charter of Seller as amended through the date hereof, certified as of a recent date by the Secretary of State of the state of South Carolina, and () a certificate of said Secretary of State, dated as of a recent date, as to the due incorporation and good standing of Seller and listing all documents of Seller on file with said Secretary; and

             (ii) a certificate of the Secretary or an Assistant Secretary of Seller dated the Closing Date and certifying:

         (1) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (2) as to the incumbency and specimen signature of each officer of Seller furnishing any certificate or instrument pursuant hereto, and a certification by another officer of Seller as to the incumbency and signature of the officer signing the certificate referred to herein.

                  (k) All Proceedings To Be Satisfactory. All corporate and other proceedings to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (l) Allocation of Purchase Price. Buyer and Seller shall have agreed to an allocation of the Purchase Price among the Assets in accordance with Section 4.03 hereof.

                  (m) Receipt of Releases. Buyer shall have received the releases to be procured pursuant to Section 4.11 hereof.

                  SECTION 5.002. Conditions Precedent to Obligations of Seller and the Stockholder. The obligations of Seller and the Stockholder under this Agreement are subject, at the option of Seller and the Stockholder, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer and MedE contained in this Agreement or in any certificate or document delivered to Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and Buyer and MedE shall have delivered to Buyer a certificate to that effect.

                  (b) Compliance with Covenants. Buyer and MedE shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer and MedE shall have delivered to Seller a certificate to that effect.

                  (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, have a Material Adverse Effect.

                  (d) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by each party thereto, and said Agreements shall be in full force and effect as of the Closing Date.

                  (e) Supporting Documents. Seller shall have received copies of the following supporting documents:

                  (i) (A) a copy of the charter of each of Buyer and MedE as amended through the date hereof, certified as of a recent date by the Secretary of State of the state in which Buyer or MedE (as applicable) is incorporated, and () a certificate of said Secretary of State, dated as of a recent date, as to the due incorporation and good standing of Buyer or MedE (as applicable) and listing all documents of Buyer or MedE on file with said Secretary; and

             (ii) a certificate of the Secretary or an Assistant Secretary of Buyer and MedE dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Buyer and MedE authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (2) as to the incumbency and specimen signature of each officer of Buyer and MedE furnishing any certificate or instrument pursuant hereto, and a certification by another officer of each of Buyer and MedE as to the incumbency and signature of the officer signing the certificate referred to herein.

                  (f) All Proceedings To Be Satisfactory. All corporate and other proceedings to be taken by Buyer and MedE in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (g) Allocation of Purchase Price. Buyer and Seller shall have agreed to an allocation of the Purchase Price among the Assets in accordance with Section 4.03 hereof.

                  (h) Opinion of Buyer's Counsel. Seller shall have received the favorable opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel for Buyer and MedE, dated the Closing Date, substantially in such form attached hereto as Exhibit F.

                  (i) Lease Agreement. Buyer shall have entered into a lease agreement with Troon Properties, Inc. on terms satisfactory to Buyer.

                  VI. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

                  SECTION 6.001. Survival of Representations. Except as otherwise set forth below, all representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive for a period of 24 months following the Closing Date, except for the representations and warranties as to Tax and environmental matters made by any party hereto in this Agreement or pursuant hereto (which representations and warranties shall survive for the applicable statute of limitation period, including any extensions thereof).

                  SECTION 6.002. Tax Indemnity. () Seller and the Stockholder hereby jointly and severally agree to indemnify, defend and hold Buyer and MedE harmless from and against any and all Taxes incurred by, imposed upon or attributable to Seller or any predecessor company thereof, including reasonable legal fees and expenses incurred by any party hereto and relating thereto, for any Tax period or portion thereof ending on or before the Closing Date.

                  (b) Buyer and MedE hereby jointly and severally agree to indemnify, defend and hold Seller and the Stockholder harmless from and against any and all Taxes incurred by, imposed upon or attributable to Buyer, MedE or any predecessor company thereof, including reasonable legal fees and expenses incurred by any party hereto and relating thereto, for any Tax period or portion thereof ending after the Closing Date.

                  (c) For purposes of this Section 6.02, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period to which the item or event giving rise to such interest, penalty or additional charge is attributable, and not a Tax for the period during which such interest, penalty or additional charge accrues.

                  (d) The indemnity provided for in this Section 6.02 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding shall survive until the expiration of the applicable statutes of limitation, including any extensions thereof, for the Taxes referred to herein. Any Taxes, legal fees and expenses subject to indemnification under this Section 6.02 shall not be subject to indemnification under Section 6.03.

                  SECTION 6.003. General Indemnity. (a) Subject to the terms and conditions of this Article VI, Seller and the Stockholder hereby jointly and severally agree to indemnify, defend and hold Buyer and MedE harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, imposed upon or incurred by Buyer or MedE by reason of or resulting from:

                  (i) a breach of any representation, warranty or cove nant of Seller or the Stockholder contained in or made pursuant to this Agreement;

                  (ii) any liabilities or obligations of, or claims against or imposed on Seller (whether absolute, accrued, contingent or otherwise and whether a contractual, or any other type of liability, obligation or claim) and not assumed by Buyer pursuant to this Agreement and the Bill of Sale, Assignment and Assumption Agreement;

                  (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of any action, suit or proceeding relating to the conduct of the Business by Seller and based upon an event occurring or a claim arising on or prior to the Closing Date (including without limitation those actions listed on Schedule 3.01(k) hereto); and

                  (iv) any liability in respect of any failure by Seller to conduct the Business in compliance with any Permit, law, regulation or order prior to the Closing Date.

                  (b) Subject to the terms and conditions of this Article VI, Buyer and MedE hereby jointly and severally agree to indemnify, defend and hold Seller and the Stockholder harmless from and against all Damages asserted against, imposed upon or incurred by Seller or the Stockholder by reason of or resulting from:

                  (i) a breach of any representation, warranty or covenant of Buyer or MedE contained in or made pursuant to this Agreement;

                  (iii) the failure of Buyer to pay, perform and discharge when due any Assumed Liabilities;

                  (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of any action, suit or proceeding relating to the conduct of the Business by Buyer and based upon an event occurring or a claim arising after the Closing Date; and

                  (iv) any liability in respect of any failure by Buyer to conduct the Business in compliance with any Permit, law, regulation or order after the Closing Date.

                  SECTION 6.004. Conditions of Indemnification. The respective obligations and liabilities of Seller and the Stockholder, on the one hand, and Buyer and MedE, on the other hand (the "indemnifying parties"), to the others (the "parties to be indemnified") under Sections 6.02 and 6.03 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the parties to be indemnified shall give the indemnifying parties written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying parties shall have the right to undertake the defense thereof by representatives of its own choosing;

                  (b) in the event that the indemnifying parties, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the parties to be indemnified will (upon further notice to the indemnifying parties) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying parties, subject to the right of the indemnifying parties to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying parties shall be given at least 15 days prior written notice to the effectiveness of any such proposed settlement or compromise;

                  (c) anything in this Section 6.04 to the contrary notwithstanding (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying parties other than as a result of money damages or other money payments, the indemnifying parties shall have the right, at their own cost and expense, to compromise or settle such claim, but (ii) the indemnifying parties shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the parties to be indemnified a release from all liability in respect of such claim; and

                  (d)  in  connection   with  any  such   indemnification,   the
indemnified   parties  will  cooperate  in  all   reasonable   requests  of  the
indemnifying parties.

                                VII. TERMINATION

                  SECTION 7.001. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by Buyer, if the conditions set forth in Section 5.01 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated) by Seller or the Stockholder on or before November 30, 1997;

                  (b) by Seller, if the conditions set forth in Section 5.02 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer or MedE on or before November 30, 1997; or

                  (c) by Buyer or Seller, in the event the Closing Date has not occurred on or prior to the close of business on November 30, 1997 or such later date as the parties hereto may agree in writing (unless such event has been caused by the breach of this Agreement by the party seeking such termination). A failure to satisfy a condition hereunder (including without limitation a condition set forth in Section 5.01(e) or 5.01(f) hereof) shall not of itself constitute a breach of this Agreement.

                  SECTION 7.002. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its partners or stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach hereof. The terms of the Non-Disclosure Agreement, dated as of February 24, 1997, between MedE and Seller shall survive any termination of this Agreement. Without limiting the effect of said Non-Disclosure Agreement, upon any termination of this Agreement, each of Buyer and MedE, on the one hand, and Seller and the

Stockholder, on the other hand, (i) shall not use any confidential information disclosed by the other for its own benefit and (ii) shall promptly return to the other all documents, papers and other confidential information delivered to such party by the other at any time prior to the date of such termination.

                               VIII. MISCELLANEOUS

                  SECTION 8.001. Specific Performance. Seller and the Stockholder acknowledge that the acquisition of the Assets is a vital, necessary and unique part of Buyer's strategic plan, which includes the acquisition and consolidation of other related businesses, and that any breach of this Agreement by Seller or the Stockholder could not be adequately compensated by damages. Buyer and MedE acknowledge that any breach of this Agreement by Buyer or MedE could not be adequately compensated by damages. Accordingly, each of Buyer and MedE, on the one hand, and Seller and the Stockholder, on the other hand, shall be entitled, in the event of a breach of this Agreement by the other, in addition to any other remedies that it may have, to enforcement of this Agreement by a decree of specific performance requiring that the other party or parties fulfill their respective obligations under this Agreement.

                  SECTION 8.002. Bulk Transfer Laws. Subject to the provisions of Section 6.03 hereof, Buyer hereby waives compliance by Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby.

                  SECTION 8.003. Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, Seller and the Stockholder, on the one hand, and Buyer and MedE, on the other hand, shall not have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts. Seller and the Stockholder, on the one hand, and Buyer and MedE, on the other hand, will indemnify the other and hold the other harmless from and against any claims for finders fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

                  SECTION 8.004. Execution in Counterparts. This Agreement may be executed in one or more counterparts, or by the parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 8.005. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally, transmitted by facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail postage prepaid, as follows:

                  If to Seller or to the Stockholder, to:

                           The Stockton Group, Inc.
                           125 Venture Blvd.
                           Spartanburg, South Carolina  29306
                           Attention:  President
                           Fax:  (864) 574-0424

                  with a copy to:

                           Parker, Poe, Adams & Bernstein
                           101 West Saint John Street, Suite 203
                           Spartanburg, South Carolina  29306
                           Attention:  T. Alexander Evins, Esq.
                           Fax:  (864) 591-2050

                  If to Buyer or MedE, to:

                           MedE America Corporation
                           90 Merrick Avenue, Suite 501
                           East Meadow, New York  11554
                           Attention:  David M. Goldwin, Esq.
                           Fax:  (516) 542-4508

                  with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York  10111
                           Attention:  Mark J. Tannenbaum, Esq.

                           Fax:  (212) 841-5725

or such other address or addresses as Seller and the Stockholder, on the one hand, or Buyer and MedE, on the other hand, shall have designated by notice to the other in writing.

                  SECTION 8.006. Waivers. Seller (acting on behalf of itself and the Stockholder), on the one hand, and MedE (acting on behalf of itself and Buyer), on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by such party of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 8.007. Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties.

                  SECTION 8.008. Entire Agreement. This Agreement, its Exhibits and Schedules, the Ancillary Agreements and the documents executed on the Closing Date in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or such other documents, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

                  SECTION 8.009. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 8.10. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 8.11. Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                        GENERAL COMPUTER CORPORATION



                                        By
                                          --------------------------------------

                                        MEDE AMERICA CORPORATION



                                        By
                                          --------------------------------------

                                        THE STOCKTON GROUP, INC.



                                        By
                                          --------------------------------------



                                          --------------------------------------

                                                   James S. Smith

                                       42